Exhibit 10.1

THIRD AMENDMENT TO

THIRD AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO THIRD AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is entered into effective the 1st day of June 2015 by and between The GEO Group, Inc., a Florida corporation, (the “Company”) and George C. Zoley (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive (collectively the “Parties”) have previously entered into the Third Amended and Restated Executive Employment Agreement effective as of August 22, 2012, as amended by the First Amendment dated April 29, 2013 and the Second Amendment dated May 29, 2013 (collectively, the “Employment Agreement”); and

WHEREAS, the Parties wish to amend the Employment Agreement to employ the Executive in accordance with the provisions herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

Section 4 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

4.	COMPENSATION.

A.	ANNUAL BASE SALARY. For calendar year 2015, Executive shall be paid an annual base salary of $1,000,000 (as such may be amended from time to time, the “Annual Base Salary”). The annual base salary is subject to review each calendar year and possible increase in the sole discretion of the Compensation Committee of the Board of Directors. The Annual Base Salary shall be payable at such regular times and intervals as the Company customarily pays its senior executives from time to time.

B.	ANNUAL PERFORMANCE AWARD. For each fiscal year of employment during which the Company employs the Executive, the Executive shall be entitled to receive a target annual performance award of 150% of Executive’s Annual Base Salary, in accordance with the terms of any plan governing senior management performance awards then in effect as established by the Board (the “Annual Performance Award”), such Annual Performance Award to be paid effective the 1st day of January of each year of the employment term with respect to the immediately preceding year.

C.	STOCK INCENTIVE PLAN. For each fiscal year of employment during which the Company employs the Executive, the Executive shall be entitled to participate in the Stock Incentive Plan in accordance with the terms of any plan which the Company has in place including stock option awards, restricted stock awards, performance awards, stock appreciation rights and any other award allowed by the Stock Incentive Plan.

Except as otherwise specifically amended herein, the terms and provisions of the Employment Agreement remain in full force and effect. This Amendment may be executed in counterparts.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Amendment under seal as of the date first above written.

THE GEO GROUP, INC.

By:	/s/ Richard H. Glanton

Name:	Richard H. Glanton

Title:	Chairman of the Compensation Committee

EXECUTIVE

By:	/s/ George C. Zoley

Name:	George C. Zoley

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